Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raal H. Roos, Mark Faulkner and Matt Haltom, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed on Form S-8 of Sally Beauty Holdings, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date
/s/ James G. Berges James G. Berges	Chairman of the Board of Directors	November 17, 2006

/s/ Gary G. Winterhalter Gary G. Winterhalter	President, Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2006

/s/ Gary T. Robinson Gary T. Robinson	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 17, 2006

/s/ Kathleen Affeldt Kathleen Affeldt	Director	November 17, 2006

/s/ Donald J. Gogel Donald J. Gogel	Director	November 17, 2006

/s/ Walter Metcalfe Walter Metcalfe	Director	November 17, 2006

/s/ Robert R. McMaster Robert R. McMaster	Director	November 17, 2006

/s/ John Miller John Miller	Director	November 17, 2006

/s/ Edward W. Rabin Edward W. Rabin	Director	November 17, 2006

/s/ Richard J. Schnall Richard J. Schnall	Director	November 17, 2006

2